Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Second Quarter 2014 Financial Results and

Third Quarter 2014 Dividend of $0.32 Per Share

Continues to Scale Platform Globally with High-Yielding Portfolio of Venture Capital-Backed Companies

Menlo Park, Calif., August 11, 2014 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or “TPVG”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the second quarter ended June 30, 2014.  Reflecting the growth of its high-yielding investment portfolio, TPVG also declared a third quarter 2014 dividend of $0.32 per share.

Q2 2014 Highlights:

•                  Continued scaling TPVG’s platform with $95.0 million of new debt commitments to domestic and international venture growth stage companies.

•                  Investment portfolio growth of $62.1 million to $205.7 million of fair value, with 75% of debt investment funding occurring in June.

•                  14.6% weighted average yield for debt investments funded in Q2 resulting in an overall weighted average portfolio yield of 14.4% as of June 30, 2014.

•                  Core(1) and GAAP net investment income of $2.9 million or $0.29 per share.

•                  Strong continued portfolio growth with $163.0 million of unfunded commitments as of June 30, 2014.

•                  Held 20 warrants and 3 equity investments with a fair value of $7.7 million as of June 30, 2014.

•                  Net asset value of $143.0 million or $14.49 per share, as of June 30, 2014.

•                  Subsequent to quarter’s end, increased credit facility from $150 million to $200 million.

•                  Paid an initial dividend of $0.09 per share on April 30, 2014, and a second quarter dividend of $0.30 per share on June 17, 2014.

“We are proud of our performance during our first full quarter as a publicly traded company and since our IPO in March,” said Jim Labe, chief executive officer and chairman of the board of TPVG.  “Our focus continues to be on building and scaling our platform in a disciplined manner, as we continue to capitalize on the brand, reputation, track record and relationships of our sponsor, TriplePoint Capital.”

“We are pleased with the performance of our portfolio during the quarter and with the continued strong global demand for debt financing from promising, venture growth stage companies,” said Sajal Srivastava, president and chief investment officer of the Company.  “We are grateful for the continued support from our select venture capital investors, optimistic for our near term growth given our creative and relationship-focused approach to lending and look forward to delivering exceptional returns in a disciplined fashion to our investors.”

(1) Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income.  Core net investment income represents net investment income excluding the Company’s capital gains incentive fee.

Portfolio and Investment Activity

During the second quarter of 2014, the Company entered into $95.0 million of new commitments, funded 10 debt investments with $61.0 million in principal value, one equity investment for $0.3 million, and acquired warrants valued at $1.3 million.  Of the $61.0 million of debt investments funded in the second quarter, approximately $46.0 million, or 75%, of the total debt investments, were funded during the month of June.  As a result, net investment income for the second quarter reflects less than a full quarter benefit of these new fundings.  The $61.0 million of debt investments funded in the second quarter had a weighted average yield of approximately 14.6%, contributing to a weighted average portfolio yield of 14.4% as of June 30, 2014, up from the weighted average portfolio yield of 14.3% as of March 31, 2014.  The Company had no prepayment activity during the second quarter.

As of June 30, 2014, the Company had 62 investments in 21 companies.  The total cost and fair value of these investments were $204.3 million and $205.7 million, respectively.  As of June 30, 2014, one of the Company’s customers was publicly traded.

The following table shows detailed information of the total investment portfolio as of June 30, 2014.

	As of June 30, 2014
			Net Unrealized	Number of	Number of
(dollars in thousands)	Cost	Fair Value	Gains	Investments	Companies
Debt Investments	$197,247	$197,970	$723	39	16
Warrants	4,810	5,498	688	20	20
Equity Investments	2,250	2,250	—	3	3
Total Investments	$204,307	$205,718	$1,411	62	21

Unfunded Commitments

As of June 30, 2014, the Company’s unfunded commitments totaled approximately $163.0 million.  Approximately $35.0 million of these unfunded commitments are dependent upon the companies reaching certain milestones before the debt commitment becomes available to them.  Of the approximately $163.0 million of unfunded obligations, approximately $67.5 million expire during 2014 and approximately $95.5 million will expire during 2015 if not drawn prior to expiration. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

Signed Term Sheets

During the second quarter, TriplePoint Capital’s direct originations platform generated approximately $57.5 million of signed, non-binding term sheets to venture growth stage companies.  All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation, and investment committee approval, as well as compliance with TriplePoint Capital’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TriplePoint Capital focuses its venture growth stage business.

Income Statement

For the second quarter of 2014, the Company’s investment income totaled approximately $5.4 million, representing a weighted average yield of 14.4% on the average balance of its debt investments in the quarter.

Operating expenses for the second quarter of 2014 were approximately $2.6 million, consisting of $0.8 million of interest expense and amortization of deferred credit facility costs, $0.7 million of base management fees, $0.3 million of administration agreement expenses, $0.6 million of general and administrative expenses, $0.2 million of income incentive fees, and $7,000 of accrued capital gains incentive fees.

For the second quarter of 2014, the Company recorded net investment income of approximately $2.9 million or $0.29 per share.  The Company’s core net investment income,(1) which excludes the impact of the capital gains incentive fee, was also approximately $2.9 million, or $0.29 per share.

For the second quarter of 2014, the Company’s net change in unrealized gains on investments was approximately $36,000, or less than $0.005 per share, consisting of $158,000 of net change in unrealized losses on warrants and $194,000 of net change in unrealized gains on investments.  The Company had no realized gains or losses during the second quarter.

The Company’s net increase in net assets resulting from operations for the second quarter of 2014 was approximately $2.9 million, or $0.29 per share.

Credit Quality

The Company maintains a credit watch list with borrowers placed into one of five categories based on management’s judgment of credit quality, where 1 is the highest rating and all new loans are initially assigned a rating of 2. As of June 30, 2014, the weighted average investment ranking of the Company’s debt investment portfolio was 1.97. The following table shows the credit rankings for the 16 companies with which the Company has debt investments outstanding, as of June 30, 2014.

	As of June 30, 2014
(dollars in thousands)		Percentage of	Number of
Category	Fair Value	Debt Investment Portfolio	Companies
Clear (1)	$5,284	2.7%	1
White (2)	192,686	97.3	15
Yellow (3)	—	—	—
Orange (4)	—	—	—
Red (5)	—	—	—
	$197,970	100.0%	16

Net Asset Value

As of June 30, 2014, the Company’s net assets were approximately $143.0 million, or $14.49 per share, as compared to approximately $143.5 million, or $14.58 per share as of March 31, 2014.  The difference reflects the declaration and payment of the first quarter’s dividend in April 2014 and the second quarter’s dividend in June 2014.  The per share calculation is based on the Company’s approximately 9.9 million shares of common stock outstanding as of June 30, 2014.

Liquidity and Capital Resources

As of June 30, 2014, the Company had total cash of approximately $8.7 million, with available capacity of approximately $81.5 million under its revolving credit facility.  As of June 30, 2014, the Company had cash equivalents of approximately $60.0 million, consisting of short-term investments of U.S. Treasury bills that the Company sold on July 1, 2014.  Subsequent to the quarter’s end, the Company increased its credit facility capacity from $150 million to $200 million.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.32 per share for the third quarter of 2014 payable on September 16, 2014, to stockholders of record as of August 29, 2014.  This dividend reflects an annualized dividend rate of $1.28 per share, and is an increase from the Company’s dividend of $0.30 per share for the second quarter of 2014.

Subsequent Events

Since June 30, 2014:

•                  The Company closed commitments of $2.5 million.

•                  The Company funded $8.3 million in new investments.

•                  TriplePoint Capital’s direct originations platform entered into $27.0 million of additional non-binding signed term sheets with venture growth stage companies.

•                  The Company increased its credit facility capacity from $150 million to $200 million.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern Time today, August 11, 2014, to discuss its financial results for the quarter ending June 30, 2014.  To listen to the call, investors and analysts should dial 877-201-0168 (domestic) or 647-788-4901 (international) and enter conference ID 37027811.  Please dial in at least five minutes before the scheduled start time.  A replay of the call will be available through August 25, 2014, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering the passcode 37027811.  The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com.  An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp.  (the “Company”) (NYSE: TPVG) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.  It was formed to expand the venture growth stage business segment of its sponsor, TriplePoint Capital LLC.  The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors.  More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same.  Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.  Words such as

“anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements.  For a further list and description of such risks and uncertainties, see the Company’s final prospectus filed with the Securities and Exchange Commission on March 7, 2014, and other reports filed by the Company with the Securities and Exchange Commission.  The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company.  Forward-looking statements are not predictions of future events.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Chuck Dohrenwend or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

cod@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except share data)

As of June 30, 2014
Assets
Investments at fair value (amortized cost of $204,307)	$205,718
Short-term investments at fair value (cost of $59,997)	59,996
Cash	7,048
Restricted cash	1,673
Deferred credit facility costs, and prepaid expenses	2,925
Total Assets	277,360

Liabilities
Revolving credit facility payable	68,500
Payable for U.S. Treasury bill assets	59,997
Other payables, accrued expenses, and liabilities	5,912
Total Liabilities	134,409

Net Assets	$142,951

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding)	$—
Common stock, par value $0.01 per share (450,000,000 shares authorized; 9,868,860 shares issued and outstanding)	99
Paid-in capital in excess of par value	141,859
Net investment income	3,423
Accumulated net unrealized gains	1,410
Dividend distributions	(3,840)
Net Assets	$142,951

Net Asset Value per Share	$14.49

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except share data)

	For the Three Months Ended June 30, 2014	For the Period from March 5, 2014 (Commencement of Operations) to June 30, 2014

Investment Income
Interest income from investments	$5,394	$6,702
Other income	95	95
Total investment and other income	5,489	6,797

Operating Expenses
Base management fee	674	818
Income incentive fee	219	219
Capital gains incentive fee	7	282
Interest expense and amortization of fees	776	930
Administration agreement expenses	340	392
General and administrative expenses	619	733
Total Operating Expenses	2,635	3,374

Net investment income	2,854	3,423

Net realized gains	—	—
Net change in unrealized gains on investments	36	1,410

Net Increase in Net Assets Resulting from Operations	$2,890	$4,833

Basic and diluted net investment income per share	$0.29	$0.35
Basic and diluted net increase in net assets per share	$0.29	$0.49
Basic and diluted weighted average shares of common stock outstanding	9,849,599	9,847,936

TRIPLEPOINT VENTURE GROWTH BDC CORP

FINANCIAL HIGHLIGHTS

(dollars in thousands, except share data)

	For the Three Months Ended June 30, 2014	For the Period from March 5, 2014 (Commencement of Operations) to June 30, 2014

Per Share Data
Net asset value at beginning of period	$14.58	$15.00
Offering costs	—	(0.62)
Net investment income	0.29	0.35
Net change in unrealized gain on investments	0.00	0.14
Dividend distributions	(0.39)	(0.39)
Other	0.01	0.01
Net asset value at end of period	$14.49	$14.49

Net investment income per share	$0.29	$0.35
Net increase in net assets per share	$0.29	$0.49

Weighted average shares of common stock outstanding	9,849,599	9,847,936
Shares of common stock outstanding at end of period	9,868,860	9,868,860

Ratios / Supplemental Data
Net asset value at end of period	$142,951	$142,951
Average net asset value	$143,546	$143,111

Total return based on net asset value (1)	2.1%	3.5%
Net asset value at beginning of period	$14.58	$14.38
Dividends per share paid during period	$0.39	$0.39
Net asset value at end of period	$14.49	$14.49

Total return based on net asset value (2)	3.3%	11.8%
Net asset value at beginning of period	$16.24	$15.00
Dividends per share paid during period	$0.39	$0.39
Stock price at end of period	$16.38	$16.38

Weighted average yield on debt investments (3)	14.4%	14.4%
Coupon income on debt investments (3)	11.1%	11.1%
Net accretion of discount and end-of-term payments (3)	3.3%	3.3%

Net investment income to average net asset value (4)	8.0%	7.4%
Net increase in net assets to average net asset value (4)	8.1%	10.5%

Total operating expenses to average net asset value (4)	7.4%	7.3%
Operating expenses excluding incentive fees to average net asset value (4)	6.8%	6.2%
Income component of incentive fees to average net asset value (4)	0.6%	0.5%
Capital gains component of incentive fees to average net asset value (4)	*	0.6%

(1)         Total return based on net asset value (NAV) is the change in the ending NAV per share plus dividends paid during the period divided by the beginning NAV per share. The NAV per share as of March 5, 2014 (commencement of operations) is the NAV per share immediately after Company’s initial public offering.  The total return is for the period shown and is not annualized.

(2)         Total return is the change in the ending stock price of the Company’s common stock plus dividends paid during the period divided by the beginning stock price of the Company’s common stock. The stock price as of March 5, 2014 (commencement of operations) is the issuance price of the Company’s initial public offering.  The total return is for the period shown and is not annualized.

(3)         Weighted average yields are based on the average cost basis of the debt investments for the periods shown and are annualized.

(4)         Percentage is presented on an annualized basis.

*:  Less than 0.05%.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended June 30, 2014, and for the period from March 5, 2014 (commencement of operations) to June 30, 2014.

TRIPLEPOINT VENTURE GROWTH BDC CORP

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income (dollars in thousands, except per share amounts)	For the Three Months Ended June 30, 2014	For the Period from March 5, 2014 (Commencement of Operations) to June 30, 2014

Net Investment Income	$2,854	$3,423
Capital gains incentive fee	7	282
Core Net Investment Income	$2,861	$3,705

Net Investment Income per Share	$0.29	$0.35
Capital gains incentive fee per share	*	0.03
Core Net Investment Income per Share	$0.29	$0.38

* Less than $0.005 per share

For the three months ended June 30, 2014, the Company recorded accrued capital gains incentive fees of $7,000 and for the period from March 5, 2014 (commencement of operations) to June 30, 2014, the Company recorded accrued capital gains incentive fee of $282,000. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable to its investment adviser in the event of a complete liquidation of its portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.